Exhibit 16.1

JAY J. SHAPIRO, CPA
A Professional Corporation
2934½ Beverly Glen Circle, Suite 268
Los Angeles, California 90077
Phone (310) 444-2029/Fax (310) 444-2037

September 9, 2004

Mr. Dov Amir
Chief Executive Officer
Daleco Resources Corporation
10350 Santa Monica Blvd.
Suite #290
Los Angeles, CA 90025

Dear Dov:

As we discussed, I have decided to cease my practice involving audit services to “issuers” as defined by the Sarbanes-Oxley Act of 2002 and the related Public Company Audit Oversight Board. The cost of these new and increasing regulations has made it impossible for a firm my size to continue in this area.

Accordingly, it is with great disappointment that I must resign as your auditor of record for SEC reporting purposes effective this date and will not be available for the September 30, 2004 audit.

During the many years I have served Daleco, I have never had an audit or accounting disagreement or any matter unresolved to my satisfaction. Management has been cooperative and efficient. No significant deficiencies in Daleco accounting systems were noted.

Please contact me regarding any matter I can assist you with including predecessor auditor services, Form 8-K filings, or accounting/financial reporting advise.

It was indeed a pleasure to work with you, your Board of Directors, and other Daleco management.

Best Regards,

/s/ Jay J. Shapiro
Jay J. Shapiro